Exhibit 99.1

  Temecula Valley Bank Opens New Loan Production Office in Cleveland

    TEMECULA, Calif.--(BUSINESS WIRE)--Feb. 6, 2004--Temecula Valley Bank (OTCBB:TMCV) announces the addition of their new SBA loan production office in Cleveland. With over 10 years of commercial banking experience, Bryan P. Stevens has joined the bank as senior vice president, SBA East Coast Sales Manager. Stevens will be responsible for the daily operations of the bank's East Coast SBA loan division.
    "The addition of our new loan production office in Cleveland provides us with an opportunity to enter a new growth market and to introduce our unique style of relationship banking to business customers in the Cleveland Metro area", said Stephen H. Wacknitz, president and CEO.
    Prior to joining Temecula Valley Bank, Stevens served as a vice president for SBA Midwest lending at Comerica Bank in Cleveland for one year and three years as vice president, National SBA Manager for Key Bank.
    Temecula Valley Bank was established in 1996 and operates full service offices in Temecula, Murrieta, Fallbrook, Escondido and El Cajon. Temecula Valley Bancorp was established in June 2002 and operates as a one-bank holding company for Temecula Valley Bank. As a Preferred Lender (PLP) since 1998, the locally owned and operated bank also has SBA loan production offices in Sherman Oaks, Calif., Fresno Calif., Chico, Calif., Anaheim Hills, Calif., Bellevue, Wash., Gurnee, Ill., Cleveland, OH, Bradenton, Fla., Tampa/St. Petersburg Fla., Coral Springs, Fla., Jacksonville, Fla., and Atlanta. The Bancorp's common stock is traded over the counter with the stock symbol TMCV and the bank's Internet Web site can be reached at www.temvalbank.com.

    CONTACT: Temecula Valley Bank
             Stephen H. Wacknitz, 909-694-9940